FORM 4


[ ] Check this box if no longer subject
    to Section 16. Form 4 or Form 5
    obligations may continue.  See
    Instruction 1(b).




                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(l) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person

   Elkin             Edward             M.
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   (Last)            (First)            (Middle)

   2655 Amawalk Road
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                     (Street)

   Katonah              New York        10536
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   (City)               (State)         (Zip)

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2. Issuer Name and Ticker or Trading Symbol

   AMERICAN CLAIMS EVALUATION, INC. ("AMCE")

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3. IRS or Social Security Number of Reporting Person (Voluntary)



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4. Statement for Month/Year

   October, 2002

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5. If Amendment, Date of Original (Month/Year)



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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [X] Director                             [ ] 10% Owner
   [ ] Officer (give title below)           [ ] Other (specify below)


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                        TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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                                                                                    5. Amount of     6. Owner-
                        2. Trans-                                                      Securities       ship
                           action     3. Trans-       4. Securities Acquired (A)       Beneficially     Form:
                           Date          action          or Disposed of (D)            Owned at         Direct      7. Nature of
                           -------       Code            (Instr. 3, 4 and 5)           End of           (D) or         Indirect
1. Title of Security       (Month/    (Instr. 8)      --------------------------       Month            Indirect       Beneficial
   (Instr. 3)              Day/       ----------      Amount    (A) or     Price       (Instr.          (I)            Ownership
                           Year)      Code    V                 (D)                    3 and 4)         (Instr. 4)     (Instr. 4)
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Common Stock,
par value $.01                                                                         20,200              D             n/a
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                           TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                    (E.G. PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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    1.        2.        3.         4.         5.             6.                 7.           8.        9.         10.       11.
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                                                                           Title and                           Ownership
                                          Number of     Date Exer-         Amount of                           Form of
                                          Derivative    cisable and        Underlying              Number of   Deriv-
                                          Securities    Expiration         Securities      Price   Derivative  ative
            Conver-             Trans-    Acquired (A)  Date (Month/       (Instr. 3       of      Securities  Security:
            sion or   Trans-    action    or Disposed    Day/Year)          and 4)         Deriv-  Benefi-     Direct
            Exercise  action    Code      of (D)        --------------    --------------   ative   cially      (D) or    Nature of
Title of    Price of  Date      (Instr.   (Instr. 3,    Date                      Amount   Secur-  Owned at    Indirect  Indirect
Derivative  Deriv-    (Month/    8)        4 and 5)     Exer-    Expir-           or Num-  ity     End of      (I)       Beneficial
Security    ative      Day/     --------  ----------    cis-     ation            ber of   (Instr. Month       (Instr.   Ownership
(Instr. 3)  Security   Year)    Code  V   (A)   (D)     able     Date     Title   Shares    5)     (Instr. 4)   4)       (Instr. 4)
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1991 Stock                                                                 Common
Option Plan $1.875   6/13/95    A                       immed.   6/13/05   Stock   5,000                        D
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1991 Stock                                                                 Common
Option Plan $2.25    9/24/96    A                       immed.   9/23/06   Stock   15,000                       D
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1997 Stock                                                                 Common
Option Plan $2.56    11/1/00    A                       immed.   11/1/10   Stock   25,000
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2000 Stock                                                                 Common
Option Plan $1.80    6/6/02     A                       immed.   6/6/12    Stock   31,000          76,000       D
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Explanation of Responses:

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


              /s/ Edward M. Elkin                          October 8, 2002
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              ** Signature of Reporting Person             Date
              Edward M. Elkin

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

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